Exhibit 99.1
The Hallwood Group Incorporated Receives Proposal
from Chairman and Majority Shareholder
DALLAS, June 19, 2007 — The Hallwood Group Incorporated (Amex: HWG; “Hallwood Group”) today announced that it had received a proposal from Anthony J. Gumbiner, the Chairman of the Board and beneficial owner of 66% of the stock of Hallwood Group.
Mr. Gumbiner proposed that Hallwood Group’s board of directors consider a liquidation of Hallwood Group that would include a sale of all of Hallwood Group’s interests in its Brookwood Companies Incorporated subsidiary and a disposition of all of Hallwood Group’s interests in Hallwood Energy, L.P. As part of the liquidation proposal, Mr. Gumbiner proposed that Brookwood be sold for cash and the net sale proceeds be distributed to all Hallwood Group shareholders pro rata. He also proposed that his pro rata portion of Hallwood Group’s interests in Hallwood Energy be distributed to him and that he enter into negotiations to purchase Hallwood Group’s remaining interests in Hallwood Energy for cash, which would be distributed to the other shareholders of Hallwood Group. Finally, Mr. Gumbiner proposed that if he were to purchase Hallwood Group’s remaining interests in Hallwood Energy, other “accredited” and otherwise qualified Hallwood Group shareholders be given the opportunity to receive in lieu of cash a pro rata portion of the Hallwood Energy interests.
Hallwood Group’s board of directors has established a special committee of directors to review the proposal. The special committee has been authorized by Hallwood Group’s board of directors to review any alternative proposals that may be received by Hallwood Group or the special committee. No decisions have been made by the special committee with respect to whether to recommend approval of the proposal to Hallwood Group’s board of directors. There can be no assurance that any agreement on terms satisfactory to the special committee will result from the special committee’s evaluation of the proposal by Mr. Gumbiner or any other proposals, or that any extraordinary transaction will be completed.
The Hallwood Group Incorporated is a holding company with interests in textile products and energy.
Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.